EXHIBIT 99.1

CITIGROUP GLOBAL MARKETS INC.

October 13, 2004

The Board of Directors of

CenterPoint Energy, Inc.

1111 Louisiana St.

Houston, TX 77002

Re: Preliminary Information Statement on Schedule 14C (File No. 1-31449) and related

Schedule 13E-3 (File No. 5-78844), as filed with the Securities and Exchange

Commission on October 14, 2004 (collectively, the “Filing”)

Gentlemen:

Reference is made to our opinion letter, dated July 21, 2004 (the “Opinion”), addressed to the Board of Directors of CenterPoint Energy, Inc. (“CenterPoint”) with respect to the fairness from a financial point of view to CenterPoint of the aggregate consideration to be received by CenterPoint in the non-STP acquisition and the STP acquisition as contemplated by the Transaction Agreement, dated July 21, 2004, by and among CenterPoint, Utility Holding, LLC, NN Houston Sub, Inc., Texas Genco Holdings, Inc., GC Power Acquisition LLC and HPC Merger Sub, Inc. The Opinion was provided solely for the information and assistance of the Board of Directors of CenterPoint in connection with its consideration of the transactions contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any statement, schedule or other document, except in accordance with our prior written consent.

We understand that you have determined to include a copy of the Opinion in the above-referenced Filing. In that regard, we hereby consent to the inclusion of a copy of the Opinion, and to the reference to the Opinion under the caption “Opinion Received By the Board of Directors of CenterPoint Energy”, in the above-mentioned Filing; provided, however, that our consent is being given solely in connection with the filing on the date hereof of the above-referenced versions of the Filing, and our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any other statement or schedule (including any subsequent amendments to the above-referenced filings), or other document, without our further prior written consent. In giving our consent, we do not thereby admit that we come within the category of persons whose consent may be required under any securities laws.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

/s/ Citigroup Global Markets Inc.